Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION ANNOUNCES ACQUISITION OF

THE COURTYARD DENVER AIRPORT

MCLEAN, VA, September 20, 2004—Highland Hospitality Corporation (NYSE:HIH), a lodging real estate investment trust, or REIT, announced today the acquisition of the 202- room Marriott Courtyard at Denver International Airport, located in Denver, Colorado, for approximately $17.3 million, plus customary closing adjustments, or approximately $85,400 per room. The Company purchased the hotel from 6901 Tower, LLC, which is managed by L.C. Fulenwider, Inc., and will assume an $11.6 million mortgage loan on the asset as part of the total consideration. The Company also assumed the existing management contract under which Marriott International, Inc. (NYSE:MAR) will continue to operate the hotel.

James L. Francis, Highland’s President and CEO, stated, “We are pleased with our acquisition of the Courtyard DIA. The hotel fits our stated strategy of acquiring premium limited-service hotels in major airport markets, and we continue to make strong progress regarding our acquisition goals. Since our IPO in December of 2003, we have acquired approximately $590 million of hotel assets and have identified approximately $50 million of additional investments to renovate and reposition some of these properties.”

The 202-room Courtyard Denver Airport is situated within the Denver International Business Center at 69th & Tower Road, the closest hotel location to Denver International Airport, and is located 20 miles from downtown Denver. The property

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

recently added approximately 2,800 square feet of meeting space and provides such amenities as an indoor pool, fitness room, full service bar and restaurant, high-speed internet access in the guestrooms and complimentary 24-hour airport transportation.

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investments primarily in the United States. With the acquisition of the Courtyard Denver Airport, the Company now owns 17 hotel properties with an aggregate of 4,952 rooms in ten states. Additional information can be found on the Company’s website at www.highlandhospitality.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Highland Hospitality Corporation’s control. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.